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                          MOTORVAC TECHNOLOGIES, INC.
                  CALCULATION OF PROFORMA NET LOSS PER SHARE
                 FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996


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                                                                    Three Months     Three Months         Six Months
                                                                        Ended            Ended              Ended
                                                                    March 31, 1996    June 30, 1996      June 30, 1996
                                                                    --------------   --------------    ---------------
Proforma Net Loss:

Net Loss                                                                  (297,443)        (254,643)          (552,086)
Proforma Reduction of Interest Expense                                     106,263           26,153            132,416

                                                                    --------------   --------------    ---------------
Proforma Net Loss                                                         (191,180)        (228,490)          (419,670)
                                                                    ==============   ==============    ===============

Proforma Weighted Average Outstanding Common and
    Common Equivalent Shares:

Common Stock Outstanding December 31, 1995                                 948,000

Common stock equivalents:
    Conversion of Series A Preferred Stock                                 966,247
    Conversion of Series B Preferred Stock                                 570,150
    Common Shares issued in Initial Public Offering                      1,100,000
    Conversion of $4,410,300 of Notes Payable to Related party             820,521
                                                                    --------------
Common Stock Equivalents before below                                    4,404,918        4,404,918          4,404,918

Common stock issued in Overallotment on June 15, 1995                                       110,000            110,000
    Weighting of overallotment Stock (15 days)                                               18,132              9,066

    Incremental Shares, assuming exercise of options granted
        after June 30, 1996                                                  6,467           11,624              4,294
    Incremental Shares Related to repayment of Interest                     19,770            4,866             24,636
                                                                    --------------   --------------    ---------------
    Total Incremental Shares                                                26,237           34,622             37,996
                                                                    --------------   --------------    ---------------
Proforma Weighted Average Outstanding Common and
    Common Equivalent Shares                                             4,431,155        4,439,540          4,442,914
                                                                    ==============   ==============    ===============

Proforma Net Loss per Common Share and Common
Share equivalent                                                           (0.0431)         (0.0515)           (0.0945)
                                                                    ==============   ==============    ===============
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